Yuhe International, Inc.

Forensic Accountant Retained for Independent Investigation and Marcum Bernstein & Pinchuk LLP Engaged as Yuhe’s New Auditor

Weifang, Shandong Province, the P.R.C. August 15, 2011 - Yuhe International, Inc. (Other OTC: YUII.PK) (“Yuhe” or the “Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced that one of the Big Four accounting firms was engaged as the forensic accounting firm (“forensic accountant”) to assist in the conduct the independent investigation with respect to issues relating to the Company and the status of previously reported acquisition transactions. The forensic accountant was engaged on August 1, 2011 and commenced its investigation on August 10 2011, under the direction and supervision of Loeb & Loeb LLP, the legal counsel engaged by the Audit Committee of Yuhe’s Board of Directors (the “Audit Committee”).

The Company further announced that it has engaged Marcum Bernstein & Pinchuk LLP as its new auditor. Marcum Bernstein & Pinchuk LLP was engaged on August 10, 2011 and will commence its services for Yuhe starting with the audit of the financial statements for the Company’s fiscal year ended December 31, 2010.

As previously reported on a Form 8-K filed with the SEC, Yuhe’s previous auditor Child, Van Wagoner & Bradshaw, PLLC resigned on June 17, 2011, and withdrew its auditor’s opinion on Yuhe’s financial statements for the year ended December 31, 2010 based on management’s misrepresentation and failure to disclose material facts surrounding certain acquisition transactions and off balance sheet related party transactions.

About Yuhe International, Inc.

Yuhe International, Inc. is one of the largest day-old broiler producers in China. Founded in 1996, the Company operates in the middle of the commercial broiler chicken supply chain, where it purchases parent breeding stock from breeder farms, raises them to produce hatching eggs, and hatches the eggs to live day-old broilers, which are then sold through 38 distributors to its end-users, such as integrated chicken companies and broiler raisers. Headquartered in Weifang, Shandong province, the Company has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd., the latter of which largely supplies the Company’s internal demand for chicken feed. The Company has passed ISO9001 certification and operates imported state-of-the-art equipment, adhering to international standard of operation. For more information about the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

 This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact Information: Yuhe International, Inc. www.yuhepoultry.com
Ms. Serena Wu Investor Relations Manager Email: serena.wu@yuhepoultry.com Mr. Vincent Hu Chief Financial Officer
Email: vincent.hu@yuhepoultry.com